Exhibit 99.1

EyePoint Pharmaceuticals Reports First Quarter 2022 Financial Results and Highlights Recent Corporate Developments

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Presented positive eight-month safety and efficacy data from ongoing DAVIO Phase 1 clinical trial for EYP-1901 in wet age-related macular degeneration (wet AMD) at Angiogenesis, Exudation, and Degeneration 2022; Phase 2 clinical trial expected to initiate in Q3 2022 –

–	Phase 2 clinical trial for EYP-1901 in non-proliferative diabetic retinopathy (NPDR) expected to initiate in 2H 2022 –

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Announced EYP-1901 license to Betta Pharmaceuticals, to develop and commercialize EYP-1901 in China, Hong Kong, Macau and Taiwan; EyePoint retains all rights for EYP-1901 in the rest of the world and expands its exclusive rights to local delivery of vorolanib for the treatment of all ophthalmic diseases, including diabetic macular edema (DME) -

– Net product revenues of $9.0 million versus $6.8 million in Q1 2021, a 32% increase –

– Management to host a conference call and webcast today at 8:30 a.m. ET –

WATERTOWN, Mass., May 4, 2022 (GLOBE NEWSWIRE) – EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a pharmaceutical company committed to developing and commercializing therapeutics to improve the lives of patients with serious eye disorders, today announced financial results for the first quarter ended March 31, 2022 and highlighted recent corporate developments.

“We continued to make significant progress in the first quarter of 2022 and in recent months, marked by the presentation of positive eight-month safety and efficacy data from our lead pipeline asset, EYP-1901, for wet AMD, a debt refinancing resulting in significant interest savings, an enhanced license agreement with Betta Pharmaceuticals’ affiliate, Equinox Sciences, and the expansion of our leadership team with several key hires. As we look toward the year ahead, we are well-capitalized to continue advancing our exciting pipeline, including two expected Phase 2 clinical trial initiations of EYP-1901 in wet AMD in Q3 and in NPDR later in the second half of 2022,” said Nancy Lurker, Chief Executive Officer of EyePoint Pharmaceuticals. “We continue to believe EYP-1901 has the potential to change the current treatment paradigm in wet AMD as a maintenance therapy for the majority of patients, and we look forward to exploring the potential of EYP-1901 in a second indication, NPDR, later this year.”

Ms. Lurker continued, “On the commercial front, we had a strong first quarter with $9 million in net product revenue, an increase of 32% from the first quarter of last year along with continued strong customer demand for both YUTIQ® and DEXYCU®.”

R&D Highlights and Updates

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In February 2022, the Company presented eight-month data from the DAVIO Phase 1 clinical trial of EYP-1901 for wet AMD at the Angiogenesis, Exudation, and Degeneration 2022 virtual meeting. Data presented at the conference was consistent with the six-month data presented in November 2021 including a positive safety and efficacy profile. The eight-month data continued to show no dose limiting toxicities, no reports of ocular serious adverse events (SAEs) and no drug-related systemic SAEs. Additionally, the data also showed that following a single dose of EYP-1901, 53% and 41% of patients did not require a supplemental anti-VEGF treatment up to six and nine months, respectively, as well as showing a reduction in treatment burden compared to the time period prior to study enrollment (79% and 75% at six- and eight-months respectively), continued stable and sustained best corrected visual acuity (BCVA) and central subfield thickness (CST) as measured by optical coherence tomography (OCT).

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Following recently updated regulatory requirements for combination drug/device products by the FDA, the Company is pausing its Phase 3 trial of YUTIQ-50, a potential six month sustained delivery treatment for posterior segment uveitis due to the significant increase in the program’s projected development cost resulting from these regulatory changes.

Recent Corporate Highlights

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In May 2022, the Company entered into an exclusive license agreement with Betta Pharmaceuticals Co. Ltd. (Betta) to develop and commercialize EYP-1901 in China, Hong Kong, Macau and Taiwan (the Territory). Under the terms of this agreement, EyePoint retains all ophthalmic rights for EYP-1901 outside of the Territory. Concurrently, EyePoint and Betta affiliate, Equinox Sciences LLC executed an amendment to their 2020 exclusive license agreement, expanding EyePoint’s exclusive rights to develop and commercialize vorolanib, the tyrosine kinase inhibitor used in EYP-1901, through localized delivery for the treatment of all ophthalmic diseases, including DME, in the Territory.

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In March 2022, the Company announced that it entered into a loan agreement providing for senior secured credit facilities in the aggregate amount of $45 million with Silicon Valley Bank to replace its existing credit facility with CRG Servicing LLC (CRG). The new facility represents a significant improvement in economic terms and reduced the loan interest rate from 12.5% to a blended rate of approximately 5%, resulting in an estimated $2.8 million of annualized interest savings.

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In March 2022, the Company appointed Isabelle Lefebvre as Chief Regulatory Officer. Ms. Lefebvre brings over 30 years of global regulatory affairs experience across all phases of drug development including ophthalmic and ocular conditions, and joins EyePoint Pharmaceuticals after serving as the Vice-President, Head of Regulatory Science at Hengrui USA.

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In January 2022, the Company appointed Michael C. Pine as Chief Corporate Development and Strategy Officer. Mr. Pine has almost 20 years of business development and strategy experience and joins EyePoint Pharmaceuticals after serving as Senior Vice President of Business Development and Strategy at Medexus Pharmaceuticals.

Commercial Performance in First Quarter 2022

•	Net product revenue for YUTIQ and DEXYCU was $4.6 million and $4.4 million, respectively.
•	Customer demand for YUTIQ was approximately 650 units, consistent with Q4 2021. Historically, first quarter customer demand trends lower due to annual insurance resets for patients.
•	Customer demand for DEXYCU was approximately 14,800 units, representing 7% growth from Q4 2021.

Review of Results for the First Quarter ended March 31, 2022

For the first quarter ended March 31, 2022, total net revenue was $9.3 million compared to $7.3 million for the quarter ended March 31, 2021. Net product revenue for the first quarter was $9.0 million, compared to net product revenues for the first quarter ended March 31, 2021 of $6.8 million.

Net revenue from royalties and collaborations for the first quarter ended March 31, 2022 totaled $0.3 million compared to $0.5 million in the corresponding period in 2021.

Operating expenses for the first quarter ended March 31, 2022 totaled $27.6 million versus $18.3 million in the prior year period, primarily driven by an increase in clinical trial costs for EYP-1901 and an increase in general and administrative expenses driven by investment in personnel and stock-based compensation. Non-operating expense, net, totaled $2.7 million and net loss was $21.0 million, or ($0.56) per share, compared to a net loss of $12.3 million, or ($0.50) per share, for the prior year period.

Cash and investments at March 31, 2022 totaled $190.8 million compared to $211.6 million at December 31, 2021.

Financial Outlook
We expect the cash and investments on hand on March 31, 2022 and expected net cash inflows from our product sales will enable us to fund our current and planned operations into the second half of 2024.

Conference Call Information
EyePoint will host a conference call today, at 8:30 a.m. ET to discuss the results for the first quarter ended March 31, 2022 and recent corporate developments. To access the conference call, please dial (877) 312-7507 from the U.S. and Canada or (631) 813-4828 (international) at least 10 minutes prior to the start time and refer to conference ID 9257913. A live webcast will be available on the Investor Relations section of the corporate website at http://www.eyepointpharma.com. A replay of the webcast will also be available on the corporate website.

About EyePoint Pharmaceuticals, Inc.

EyePoint Pharmaceuticals (Nasdaq: EYPT) is a pharmaceutical company committed to developing and commercializing therapeutics to help improve the lives of patients with serious eye disorders. The Company's pipeline leverages its proprietary Durasert® technology for sustained intraocular drug delivery including EYP-1901, an investigational sustained delivery intravitreal anti-VEGF treatment initially targeting wet age-related macular degeneration. The proven Durasert drug delivery platform has been safely administered to thousands of patients' eyes across four U.S. FDA approved products, including YUTIQ® for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye, which is currently marketed by the Company. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the use of proceeds for the offering and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, this includes uncertainties regarding the timing and clinical development of our product candidates, including EYP-1901; the potential for EYP-1901 as a novel sustained delivery treatment for serious eye diseases, including wet age-related macular degeneration; the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the success of current and future license agreements; our dependence on contract research organizations, co-promotion partners, and other outside vendors and service providers; effects of competition and other developments affecting sales of our commercialized products, YUTIQ® and DEXYCU®; market acceptance of our products; product liability; industry consolidation; compliance with environmental laws; risks and costs of international business operations; volatility of stock price; possible dilution; absence of dividends; the continued impact of the COVID-19 pandemic on EyePoint's business, the medical community and the global economy and the impact of general business and economic conditions; protection of our intellectual property and avoiding intellectual property infringement; retention of key personnel; manufacturing risks; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investors:

Christina Tartaglia
Stern IR
Direct: 212-698-8700
christina.tartaglia@sternir.com

Media Contact:

Amy Phillips

Green Room Communications

Direct: 412-327-9499

aphillips@greenroompr.com

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues:
Product sales, net	$9,010	$6,802
License and collaboration agreements	59	341
Royalty income	225	180
Total revenues	9,294	7,323
Operating expenses:
Cost of sales, excluding amortization of acquired intangible assets	1,777	1,390
Research and development	9,945	5,479
Sales and marketing	6,693	5,659
General and administrative	8,548	5,115
Amortization of acquired intangible assets	615	615
Total operating expenses	27,578	18,258
Loss from operations	(18,284)	10,935
Other income (expense):
Interest and other income, net	61	1
Interest expense	(1,194)	(1,346)
Loss on extinguishment of debt	(1,559)	—
Total other expense, net	(2,692)	(1,345)
Net loss	$(20,976)	$(12,280)
Net loss per common share - basic and diluted	$(0.56)	$(0.50)
Weighted average common shares outstanding - basic and diluted	37,253	24,735

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$101,545	$178,593
Marketable securities	89,239	32,965
Accounts and other receivables, net	19,589	18,354
Prepaid expenses and other current assets	5,920	4,217
Inventory	3,336	3,616
Total current assets	219,629	237,745
Operating lease right-of-use assets	2,097	2,252
Intangible assets, net	22,134	22,749
Other assets	695	626
Total assets	$244,555	$263,372
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$19,631	$21,807
Deferred revenue	1,102	1,069
Short-term borrowings	10,475	—
Other current liabilities	763	782
Total current liabilities	31,971	23,658
Long-term debt	29,108	36,562
Deferred revenue - noncurrent	14,302	14,560
Operating lease liabilities - noncurrent	1,697	1,860
Other long-term liabilities	658	2,352
Total liabilities	77,736	78,992
Stockholders’ equity:
Capital	756,104	752,636
Accumulated deficit	(590,073)	(569,097)
Accumulated other comprehensive income	788	841
Total stockholders’ equity	166,819	184,380
Total liabilities and stockholders’ equity	$244,555	$263,372